As filed with the Securities and Exchange Commission on May 15, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CareDx, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	94-3316839
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3260 Bayshore Boulevard

Brisbane, California 94005

(Address of principal executive offices, including zip code)

2014 Equity Incentive Plan, as amended

2014 Employee Stock Purchase Plan

(Full titles of the plans)

Peter Maag, Ph.D.

Chief Executive Officer

CareDx, Inc.

3260 Bayshore Boulevard

Brisbane, California 94005

(415) 287-2300

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Jeffrey T. Hartlin, Esq.

Paul Hastings LLP

1117 S. California Avenue

Palo Alto, California 94304

(650) 320-1800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value per share, reserved for issuance pursuant to the 2014 Equity Incentive Plan, as amended	1,655,398(2)	$31.54(3)	$52,211,252.92(3)	$6,328.00
Common Stock, $0.001 par value per share, reserved for issuance pursuant to the 2014 Employee Stock Purchase Plan	133,900(4)	$26.81(5)	$3,589,859.00(5)	$435.09
TOTAL:	1,789,298	—	$55,801,111.92	$6,763.09

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (the “Registration Statement”) shall also cover any additional shares of common stock, $0.001 par value per share (the “Common Stock”), of the Registrant (defined below) that become issuable under the CareDx, Inc. 2014 Equity Incentive Plan, as amended (the “2014 Plan”), and the CareDx, Inc. 2014 Employee Stock Purchase Plan (the “2014 ESPP”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of Common Stock.

(2)

Represents 1,655,398 shares of Common Stock that were automatically added to the shares reserved for issuance under the 2014 Plan on January 1, 2019 pursuant to an “evergreen” provision contained in the 2014 Plan. The 2014 Plan provides that an additional number of shares will automatically be added annually to the shares authorized under the 2014 Plan on January 1st of each calendar year. The number of shares of Common Stock added each year will be equal to the least of: (a) four percent (4.0%) of the total number of shares of Common Stock outstanding on the last day of the immediately preceding fiscal year; or (b) such number of shares of Common Stock that may be determined each year by the Registrant’s board of directors provided that such determination is made no later than the last day of the immediately preceding fiscal year.

(3)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act. The proposed maximum aggregate offering price per share and the proposed maximum aggregate offering price with respect to these shares are calculated based on the average of the high and low prices of the Common Stock as reported on the Nasdaq Global Market on May 13, 2019, a date within five business days prior to the filing of this Registration Statement.

(4)

Represents shares of Common Stock that were automatically added to the shares reserved for issuance under the 2014 ESPP on January 1, 2019 pursuant to an “evergreen” provision contained in the 2014 ESPP. The 2014 ESPP provides that an additional number of shares will automatically be added annually to the shares authorized for issuance under the 2014 Plan on January 1 of each calendar year. The number of shares of Common Stock added each year will be equal to the least of: (a) 133,900 shares of Common Stock (subject to adjustment for stock splits, dividends, recapitalizations and the like); (b) one and one-half percent (1 1/2%) of the total number of shares of Common Stock outstanding on the last day of the immediately preceding fiscal year; or (c) such number of shares of Common Stock that may be determined each year by the Registrant’s board of directors.

(5)

Estimated solely for the purposes of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act. The proposed maximum aggregate offering price per share and the proposed maximum aggregate offering price with respect to these shares are calculated based on 85% of the average of the high and low prices of the Common Stock as reported on the Nasdaq Global Market on May 13, 2019, a date within five business days prior to the filing of this Registration Statement. Pursuant to the 2014 ESPP, the purchase price of the shares of Common Stock reserved for issuance thereunder will be 85% of the lower of the fair market value of the Common Stock on (a) the first trading day of the offering period, or (b) the exercise date.

REGISTRATION OF ADDITIONAL SECURITIES

EXPLANATORY NOTE

The Registrant has prepared this registration statement (this “Registration Statement”) in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended, to register: (1) 1,655,398 additional shares of Common Stock issuable pursuant to the 2014 Plan, and (2) 133,900 additional shares of Common Stock issuable pursuant to the 2014 ESPP. The Registrant’s stockholders have previously approved the 2014 Plan and the 2014 ESPP, including the shares of Common Stock available for issuance pursuant thereto and, on June 20, 2018, approved an amendment to the 2014 Plan to, among other things, increase the number of shares of Common Stock available for issuance pursuant the 2014 Plan by 1,600,000 shares.

Pursuant to the Registration Statements on Form S-8 (File Nos. 333-197493, 333-203128, 333-217462 and 333-225991) filed by the Registrant with the Securities and Exchange Commission (the “SEC”) on July 18, 2014, March 31, 2015, April 26, 2017 and June 29, 2018 (the “Prior Registration Statements”), the Registrant previously registered an aggregate of 3,866,995 shares of Common Stock under the 2014 Plan and an aggregate of 624,869 shares of Common Stock under the 2014 ESPP.

In accordance with General Instruction E to Form S-8, the contents of the Prior Registration Statements are hereby incorporated by reference.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Registrant with the SEC are hereby incorporated by reference into this Registration Statement:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the SEC on March 6, 2019;

(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarter year ended March 31, 2019, filed with the SEC on May 8, 2019;

(c)	The Registrant’s Current Report on Form 8-K filed with the SEC on April 26, 2019; and

(d)

The description of the Common Stock set forth in the Registrant’s Registration Statement on Form 8-A (File No. 001-36536), filed with the SEC on July 11, 2014, including any amendments or reports filed for the purpose of updating such description.

All other reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part of this Registration Statement from the date of the filing of such reports and documents, except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under Items 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions.

For the purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

You should rely only on the information provided or incorporated by reference in this Registration Statement or any related prospectus. The Registrant has not authorized anyone to provide you with different information. You should not assume that the information in this Registration Statement or any related prospectus is accurate as of any date other than the date on the front of the document.

You may contact the Registrant in writing or orally to request copies of the above-referenced filings, without charge (excluding exhibits to such documents unless such exhibits are specifically incorporated by reference into the information incorporated into this Registration Statement). Requests for such information should be directed to:

CareDx, Inc.

3260 Bayshore Boulevard

Brisbane, CA 94005

(415) 287-2300

Attn: Chief Executive Officer

Item 8.	Exhibits.

Exhibit Number	Description

3.1	Amended and Restated Certificate of Incorporation (previously filed as Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q filed on August 28, 2014 and incorporated herein by reference).

3.2	Amended and Restated Bylaws (previously filed as Exhibit 3.4 to the Registrant’s Quarterly Report on Form 10-Q filed on August 28, 2014 and incorporated herein by reference).

4.1	Form of Registrant’s Common Stock Certificate (previously filed as Exhibit 4.1 to the Registrant’s Annual Report on Form 10-K on March 31, 2015 and incorporated herein by reference).

4.2	Sixth Amended and Restated Investors Rights Agreement, dated July 1, 2009, as amended on March 29, 2012, June 10, 2014, and July 14, 2014, between the Registrant and certain holders of the Registrant’s capital stock named therein (previously filed on June 3, 2014 as Exhibit 4.2 to the Registrant’s Registration Statement on Form S-1 (File No. 333-196494) and incorporated herein by reference).

4.3	2014 Equity Incentive Plan, as amended (previously filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on June 26, 2018 and incorporated herein by reference).

4.4	2014 Employee Stock Purchase Plan (previously filed on July 18, 2014 as Exhibit 4.5 to the Registrant’s Registration Statement on Form S-8 (File No. 333-197493) and incorporated herein by reference).

5.1	Opinion of Paul Hastings LLP.

23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.3	Consent of Paul Hastings LLP is contained in Exhibit 5.1 to this Registration Statement.

24.1	Power of Attorney is contained on the signature page.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brisbane, California, on May 15, 2019.

CAREDX, INC.

By:	/s/ Peter Maag
Peter Maag Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Peter Maag and Michael Bell, and each or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Peter Maag	Chief Executive Officer and Director	May 15, 2019
Peter Maag	(Principal Executive Officer)

/s/ Michael Bell	Chief Financial Officer	May 15, 2019
Michael Bell	(Principal Financial and Accounting Officer)

/s/ George W. Bickerstaff	Director	May 15, 2019
George W. Bickerstaff

/s/ Fred E. Cohen	Director	May 15, 2019
Fred E. Cohen

/s/ Michael Goldberg	Director	May 15, 2019
Michael Goldberg

/s/ William Hagstrom	Director	May 15, 2019
William Hagstrom

/s/ Ralph Snyderman	Director	May 15, 2019
Ralph Snyderman